Exhibit (j)(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 66 & 68 to the Registration Statement No. 811-4707 on Form N-1A of Fidelity Advisor Series II, of our reports dated December 12, 2003, appearing in the Annual Reports to Shareholders of Fidelity Advisor Government Investment Fund and Fidelity Advisor Short Fixed-Income Fund, our report dated December 17, 2003, appearing in the Annual Report to Shareholders of Fidelity Advisor Floating Rate High Income Fund, and our reports dated December 18, 2003, appearing in the Annual Reports to Shareholders of Fidelity Advisor High Income Fund and Fidelity Advisor High Income Advantage Fund for the year ended October 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 29, 2003